EXHIBIT 11.1

                         SIMIONE CENTRAL HOLDINGS, INC.

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE




                                                           Three Months Ended March 31,
                                                           ---------------------------
                                                               1996           1997
                                                           -----------     -----------
                                                                  (unaudited)
PRIMARY EARNINGS (LOSS) PER SHARE:

Net income (loss) available to common stockholders         $  (394,801)    $   643,134
                                                           ===========     ===========


Weighted average shares outstanding                          6,568,363      11,954,306
Add additional shares issuable upon exercise of
      common stock options and warrants                           --         2,773,209
                                                           -----------     -----------

Adjusted weighted average shares outstanding                 6,568,363      14,727,515
                                                           ===========     ===========
Net income (loss) per share                                $     (0.06)    $      0.04
                                                           ===========     ===========



Fully diluted earnings (loss) per share is not presented because fully diluted earnings (loss) per share amounts do not differ significantly from primary earnings per share.